Exhibit 99.1

News Release

Contact:	Kathleen M. Miller, Chief Financial Officer and Treasurer	The York Water Company 130 East Market Street York, PA 17401

Phone:	717-845-3601	FOR IMMEDIATE RELEASE
The York Water Company Announces Proposed
Offering of Common Stock
     York, Pennsylvania, September 24, 2009: The York Water Company (NASDAQ Global Select Market: YORW) (the “Company”) announced today that it has priced an underwritten public offering of 950,000 shares of its common stock at a price to the public of $14.00 per share. The underwriters have a 30-day over-allotment option to purchase up to an additional 142,500 shares. The offering is expected to close on September 29, 2009.
The proceeds of the offering will be used to repay a portion of the Company’s outstanding indebtedness under its line of credit agreements, which was primarily incurred to fund capital expenditures and acquisitions.
Boenning & Scattergood, Inc. and J.J.B. Hilliard, W.L. Lyons, LLC are the underwriters for the offering. A copy of the final prospectus supplement, and the accompanying base prospectus, can be obtained when available by contacting John Chuff, Boenning & Scattergood, Inc., Four Tower Bridge, 200 Barr Harbor Drive, Suite 300, West Conshohocken, PA 19428, or by email to jchuff@boenninginc.com.
The shares of common stock are being sold pursuant to a shelf registration statement that has been declared effective by the Securities and Exchange Commission as of May 7, 2009. The shares are only offered by means of the prospectus supplement related to this offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
The York Water Company is the oldest investor-owned water utility in the United States and has operated continuously since 1816. The Company impounds, purifies and distributes water to approximately 61,000 customers entirely within its franchised territory located in York County, Pennsylvania and Adams County, Pennsylvania.

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